Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invacare Corporation 2013 Equity Compensation Plan for the registration of 2,325,365 common shares of our reports dated March 3, 2016, with respect to the consolidated financial statements and schedule of Invacare Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Invacare Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
December 21, 2016